Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 DECLARES SEMI-ANNUAL DIVIDEND

New Canaan, Connecticut February 27, 2026– Network-1 Technologies, Inc. (NYSE American: NTIP) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per common share pursuant to its dividend policy. The semi-annual cash dividend of $0.05 per share is payable on March 30, 2026 to all common stockholders of record as of March 16, 2026.

Network-1’s dividend policy undergoes a periodic review by the Board of Directors and is subject to change at any time depending on its cash position, financial requirements, earnings and other factors existing at the time. Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one-hundred nineteen (119) U.S. patents and seventeen (17) international patents including enabling technology for authenticating and using eSIM technology in Internet of Things (“IoT”), certain advanced technologies related to high frequency trading, technologies relating to document stream operating systems and the identification of media content and enabling technology to support, among other things, the interoperability of smart home IT devices. Network-1's current strategy includes efforts to monetize four patent portfolios (its M2M/IoT, HFT, Cox and Smart Home portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent generated licensing revenue in excess of $188,000,000 from May 2007 through September 30, 2025. Network-1 has also achieved licensing and other revenue of $47,150,000 through September 30, 2025 with respect to its Mirror Worlds Patent Portfolio.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(917) 692-0000